OREGON STEEL MILLS, INC.


                                                         EXHIBIT 11

                    STATEMENT REGARDING COMPUTATION
                          OF PER SHARE EARNINGS
             (In thousands, except per share data amounts)


                             Three Months Ended      Six Months Ended
                                 June 30,                June 30,
                            -------------------    -------------------
                              1996       1995        1996        1995
                            -------    --------    --------   --------
Weighted average number
  of common shares
  outstanding               20,155       19,422     19,789     19,415

Common stock equivalents
  arising from 598 shares
  of stock to be issued
  March 2003                   598          598        598        598
                           -------      -------    -------    -------

                            20,753       20,020     20,387     20,013
                           =======      =======    =======    =======

Net income                 $ 4,123      $ 5,746    $10,641    $ 7,656
                           =======      =======    =======    =======

Primary and fully
  diluted net income
  per common and
  common equivalent
  share                       $.20         $.29       $.52       $.38
                              ====         ====       ====       ====